Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Luna Innovations Reports Second Quarter 2010 Financial Results

Total revenues increase 4% over prior year quarter; Product & license revenues increase 31%

over prior year quarter;

Quarterly net loss attributable to common stockholders improves 70% to $0.7 million

(ROANOKE, VA, August 10, 2010) – Luna Innovations Incorporated (NASDAQ: LUNA), a company focusing on sensing, instrumentation and nanotechnology, today announced its financial results for the second quarter and six months ended June 30, 2010.

As compared to the same quarter last year, total revenue increased by 4%, from $8.7 million in the second quarter of 2009 to $9.0 million in the second quarter of 2010, driven by a 31% revenue increase in the company’s product and license segment, from $2.2 million in the second quarter of 2009 to $2.9 million in the second quarter of 2010. Operating expenses improved by $1.8 million, or 32%, due to the non-recurring costs incurred for litigation and reorganization activities in 2009, in addition to on-going expense savings initiatives. The company reported a net loss attributable to common stockholders of $0.7 million, or $0.05 per common share, for the second quarter of 2010, as compared to a net loss of $2.4 million, or $0.21 per common share for the second quarter of 2009. Adjusted EBITDA, which is earnings before interest, taxes, depreciation and amortization, excluding non-cash stock-based compensation expense, non-cash charges for impairment of intangible assets and charges related to the company’s litigation with Hansen Medical, Inc. and its Chapter 11 reorganization, improved to $0.8 million for the second quarter of 2010, as compared to $0.5 million for the second quarter of 2009.

Dale Messick, Interim President and Chief Operating Officer, provided this overview of Luna’s results: “Continued growth in our fiber optic test & measurement products has resulted in our return to year over year revenue growth overall. Along with this growth, we continue to be very pleased with the progress we are making in our bottom line results, adjusted EBITDA and cash flows now that the Hansen litigation and reorganization are behind us. Our adjusted EBITDA excluding litigation and reorganization-related items improved 80% compared to the second quarter of last year. Our net cash used in operating activities of $1.7 million for the first half of the year includes the impact of payment of approximately $1.9 million in pre-petition liabilities from the 2009 reorganization and related legal fees, absent which cash from operating activities would have been slightly positive for the first half of the year.”

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LUNA INNOVATIONS INCORPORATED	Luna Q210 Earnings, Page 2

Second Quarter Financial Highlights

– Total revenues increased by 4%, from $8.7 million for the second quarter of 2009 to $9.0 million for the second quarter of 2010.

– Product and license revenues increased by 31% to approximately $2.9 million for the second quarter of 2010 from $2.2 million for the second quarter of 2009. Technology development revenues decreased by 6% to $6.1 million for the second quarter of 2010 from $6.5 million for the second quarter of 2009.

– Gross profit for the second quarter of 2010 of $3.3 million was consistent with the gross profit realized in the second quarter of 2009.

– Selling, general and administrative expenses decreased by 32% to $3.4 million, or 37% of total revenues for the second quarter of 2010, from $4.9 million, or 57% of total revenues, for the second quarter of 2009, driven by a reduction in litigation-related expenses.

– Total operating expenses decreased to $3.8 million, or 42% of total revenues for the second quarter of 2010, from $5.6 million, or 65% of total revenues, for the second quarter of 2009.

– Adjusted EBITDA excluding litigation and reorganization-related items increased to $0.8 million in the second quarter of 2010 from $0.5 million in the second quarter of 2009.

– Net loss attributable to common stockholders improved to $0.7 million for the second quarter of 2010, compared to a net loss attributable to stockholders of $2.4 million for the second quarter of 2009.

– Cash and cash equivalents totaled $6.3 million at June 30, 2010, as compared to $12.1 million at June 30, 2009 and $5.2 million at December 31, 2009. At June 30, 2010, $2.5 million continued to be outstanding under the company’s revolving line of credit.

– Sales of fiber optic test & measurement, sensing and instrumentation products increased 42% from $1.4 million in the second quarter of 2009 to $2.0 million in 2010.

– Launched the portable Optical Backscatter Reflectometer™(OBR) 4200 in the second quarter with potential applications in areas including telecommunications, medical imaging, aircraft and shipboard network verification.

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LUNA INNOVATIONS INCORPORATED	Luna Q210 Earnings, Page 3

Outlook for 2010

Based on information as of August 10, 2010, the company is lowering its guidance for the year due to a decline in the rate and timing of new contract awards in our Technology Development business segment. The company expects a net loss for the year in the range of $3.0 million to $4.0 million compared to its previous guidance of $2.8 million to $3.5 million. The company expects a revenue range of $33 million to $35.5 million; lowering its Technology Development revenue to be in the range of $23.0 to $24.0 million for the year and increasing its expectations on the product and license revenue of $10.0 million to $11.5 million for the full year. For the third quarter of 2010, the company expects revenue of approximately $8.5 million to $9.5 million and a net loss of approximately $0.5 million to $1.0 million.

Non-GAAP Measures

In evaluating the operating performance of its business, Luna’s management excludes certain charges and credits that are required by generally accepted accounting principles (“GAAP”). These non-GAAP results provide useful information to both management and investors by excluding items that the company believes may not be indicative of its operating performance, because either they are non-cash items or they are unusual items that the company does not expect to recur in the ordinary course of its business or are unrelated to the ongoing operation of the business in the ordinary course. These non-GAAP measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.

Conference Call Information

As previously announced, Luna Innovations will conduct an investor conference call at 5:00 p.m. (EDT) today to discuss its financial results and business developments for the second quarter of 2010. The call can be accessed by dialing 866.711.8198 domestically or 617.597.5327 internationally prior to the start of the call. The access code is 36809820. Investors are advised to dial in at least five minutes prior to the call to register. The conference call will also be webcast live over the Internet. The webcast can be accessed by logging on to the “Investor Relations” section of the Luna Innovations website, http://www.lunainnovations.com, prior to the event. The webcast will be archived under the “Webcasts and Presentations” section of the Luna Innovations website for at least 30 days following the conference call.

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) is focused on sensing and instrumentation, and pharmaceutical nanomedicines. Luna develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. The company’s products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model,

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LUNA INNOVATIONS INCORPORATED	Luna Q210 Earnings, Page 4

Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

Forward Looking Statements:

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include our expectations regarding financial results for the third quarter and full year 2010 and applications for the Company’s OBR product. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of the Company may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation the fact that the outlook for the third quarter of and full year 2010 could change, and also include, without limitations, those risks and uncertainties set forth in the Company’s periodic reports and other filings with the Securities and Exchange Commission. Such filings are available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.lunainnovations.com. The statements made in this release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements after the date of this release.

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LUNA INNOVATIONS INCORPORATED	Luna Q210 Earnings, Page 5

Luna Innovations Incorporated Consolidated Statements of Operations

	June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues:
Technology development revenues	$6,091,503	$6,446,971	$11,902,597	$13,329,343
Product and license revenues	2,907,139	2,214,808	4,981,836	3,825,991

Total revenues	8,998,642	8,661,779	16,884,433	17,155,334
Cost of revenues:
Technology development costs	4,192,920	4,271,252	8,025,260	9,169,008
Product and license costs	1,499,861	1,048,249	2,719,102	1,926,850

Total cost of revenues	5,692,781	5,319,501	10,744,362	11,095,858

Gross Profit	3,305,861	3,342,278	6,140,071	6,059,476
Operating expense:
Selling, general and administrative	3,350,524	4,907,564	6,765,036	9,142,073
Research, development, and engineering	430,181	684,755	946,809	1,681,475
Litigation reserve	—	—	—	36,303,643
Impairment of intangible assets	—	—	—	1,310,598

Total operating expense	3,780,705	5,592,319	7,711,845	48,437,789

Operating loss	(474,844)	(2,250,041)	(1,571,774)	(42,378,313)
Other expense	—	17,244	14,872	18,167
Interest expense	143,485	139,875	227,526	298,864

Total other expense	143,485	157,119	242,398	317,031

Loss before income taxes	(618,329)	(2,407,160)	(1,814,172)	(42,695,344)
Income tax expense	—	—	—	600,000

Net loss	(618,329)	(2,407,160)	(1,814,172)	(43,295,344)
Preferred stock dividend	93,000	—	174,633	—

Net loss attributable to common stockholders	$(711,329)	$(2,407,160)	$(1,988,805)	$(43,295,344)

Net loss per share:
Basic and Diluted	$(0.05)	$(0.21)	$(0.16)	$(3.87)

Weighted average shares:
Basic and Diluted	12,946,802	11,207,021	12,739,201	11,184,348

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LUNA INNOVATIONS INCORPORATED	Luna Q210 Earnings, Page 6

Luna Innovations Incorporated Consolidated Balance Sheets

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$6,267,969	$5,228,802
Accounts receivable, net	8,044,870	7,203,203
Inventory, net	2,971,791	2,890,364
Prepaid expenses	576,095	560,964
Other current assets	45,530	729,532

Total current assets	17,906,255	16,612,865
Property and equipment, net	3,678,257	4,129,015
Intangible assets, net	557,829	580,785
Other assets	362,007	435,259

Total assets	$22,504,348	$21,757,924

Liabilities and stockholders’ equity (deficit)
Liabilities not subject to compromise:
Current Liabilities:
Line of Credit	2,500,000	—
Current portion of long term-debt obligation	1,296,867	—
Accounts payable	2,187,396	1,142,267
Accrued liabilities	3,278,705	3,386,849
Deferred credits	1,453,460	1,027,016

Total current liabilities	10,716,428	5,556,132
Long-term debt obligation	3,271,696	—
Liabilities subject to compromise	—	19,062,000

Total liabilities	13,988,124	24,618,132
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, par value $0.001,1,321,514 shares authorized, issued and outstanding at June 30, 2010	1,322	—
Common stock, par value $0.001, 100,000,000 shares authorized, 13,119,866 and 11,351,967 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	13,199	11,352
Additional paid-in capital	54,590,767	41,228,698
Accumulated deficit	(46,089,064)	(44,100,258)

Total stockholders’ equity (deficit)	8,516,224	(2,860,208)

Total liabilities and stockholders’ equity (deficit)	$22,504,348	$21,757,924

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LUNA INNOVATIONS INCORPORATED	Luna Q210 Earnings, Page 7

Luna Innovations Incorporated Consolidated Statements of Cash Flows

	Six months ended June 30,
	2010	2009
	(unaudited)
Cash flows used in operating activities
Net loss	$(1,814,172)	$(43,295,344)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	641,979	1,142,846
Impairment of intangible assets	—	1,310,598
Stock-based compensation	1,763,015	1,569,043
Deferred tax expense	—	600,000
Change in assets and liabilities:
Accounts receivable	(1,007,451)	452,114
Inventory	(127,163)	(22,590)
Other current assets	668,871	—
Other assets	31,024	(60,071)
Accounts payable and accrued expenses	(2,264,121)	(559,125)
Litigation reserve	—	36,303,643
Deferred credits	426,444	11,967

Net cash used in operating activities	(1,681,574)	(2,546,919)

Cash flows used in investing activities
Acquisition of property and equipment	(39,146)	(41,445)
Intangible property costs	(88,712)	(121,132)

Net cash used in investing activities	(127,858)	(162,577)

Cash flows provided by (used in) financing activities
Payments on capital lease obligations	(2,684)	(5,614)
Proceeds from debt obligations	2,500,000	—
Payment of debt obligations	(265,657)	(714,285)
Proceeds from the exercise of options and warrants	616,940	20,693

Net cash provided by (used in) financing activities	2,848,599	(699,206)

Net change in cash	1,039,167	(3,408,702)
Cash and cash equivalents—beginning of period	5,228,802	15,518,960

Cash and cash equivalents—end of period	$6,267,969	$12,110,258

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LUNA INNOVATIONS INCORPORATED	Luna Q210 Earnings, Page 8

Luna Innovations Incorporated Reconciliation of EBITDA and Adjusted EBITDA to Net Income/(Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Reconciliation of net loss to adjusted
EBITDA less litigation and reorganization-related items
Net loss	$(618,329)	$(2,407,160)	$(1,814,172)	$(43,295,344)
Interest expense	143,485	139,877	227,526	298,864
Income tax expense	—	—	—	600,000
Depreciation and amortization	313,020	523,055	641,979	1,142,843
Impairment of intangible assets	—	—	—	1,310,598

EBITDA	(161,824)	(1,744,228)	(944,667)	(39,943,039)
Stock-based compensation expense	875,675	779,518	1,764,015	1,569,029
Warrant expense	75,139	—	122,183	—
Litigation reserve	—	—	—	36,303,643
Fees associated with litigation and reorganization	39,863	1,465,752	422,750	2,256,133

Adjusted EBITDA excluding litigation and reorgantization-related items	$828,853	$501,042	$1,364,281	$185,766

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Investor Contact:

Scott Graeff, Interim CFO

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: IR@lunainnovations.com